Exhibit 99.1

For Release at 6:00 am Central Time (7:00 am Eastern Time)

NOVAMED REPORTS THIRD QUARTER 2004 RESULTS

CHICAGO (November 3, 2004) - NovaMed, Inc. (Nasdaq: NOVA) today reported results for the third quarter and nine months ended September 30, 2004. Net income from continuing operations in the third quarter of 2004 increased 34% to $1,070,000, or $0.05 per diluted share, from $799,000, or $0.04 per diluted share, in the prior year third quarter. The third quarter results for 2004 and 2003 included pre-tax net losses on the sale of minority interests of $64,000 and $188,000, respectively.

For the third quarter ended September 30, 2004, total net revenue increased 21% to $17,394,000 from $14,374,000 for the prior year third quarter. Net revenue from surgical facilities was $12,890,000, up 38% from $9,374,000 in the prior year third quarter. This revenue increase was primarily due to a 36% increase in total surgical procedures performed in the third quarter of 2004 as compared to the same period in the prior year. On a same-facility basis, surgical facilities net revenue increased 8% over the prior year third quarter. Product sales and other revenue was $4,504,000 in the third quarter of 2004, down 10% from the prior year third quarter. Operating income in the third quarter of 2004 increased 56% to $3,400,000, or 20% of net revenue, from $2,175,000, or 15% of net revenue, in the same period last year. Minority interest in the third quarter of 2004 was $1,485,000, up 112% over the prior year third quarter. This increase is due to the sale of minority interests in existing surgical facilities in 2003 and 2004 as well as surgical facilities acquired in 2004.

Net income from continuing operations for the nine months ended September 30, 2004 increased 23% to $2,646,000, or $0.12 per diluted share, from $2,148,000, or $0.10 per diluted share, for the nine months ended September 30, 2003. The results for the first nine months of 2004 included a pre-tax net gain on the sale of minority interests of $99,000 and the results for the first nine months of 2003 included a pre-tax net loss on the sale of minority interests of $73,000.

For the nine months ended September 30, 2004, total net revenue increased 12% to $47,098,000 from $41,895,000 for the nine months ended September 30, 2003. Net revenue from surgical facilities was $33,382,000, up 23% from $27,202,000 in the first nine months of the prior year. This revenue increase was primarily due to a 25% increase in total surgical procedures performed in the first nine months of 2004 as compared to the same period in the prior year. On a same-facility basis, surgical facilities net revenue increased 8% over the first nine months of the prior year. Product sales and other revenue was $13,716,000 in the first nine months of 2004, down 7% from the same period in the prior year. Operating income in the first nine months of 2004 increased 39% to $7,735,000, or 16% of net revenue, from $5,549,000, or 13% of net revenue, in the same period last year. Minority interest in the first nine months of 2004 was $3,415,000, up 75% from the same period last year.

“I believe our third quarter results are beginning to show that both our internal and external growth strategies are working. The positive contribution from our five 2004 surgery center acquisitions plus our strong same-facility revenue growth of 8% produced total surgical facilities revenue growth of 38%,” commented Stephen J. Winjum, NovaMed Chairman, President and Chief Executive Officer. “I am pleased with this revenue growth which contributed to our operating income growth of 56%, net income growth of 34% and operating income margin improvement of five percentage points over the prior year,” said Mr. Winjum.

“We will continue to focus on growth opportunities within our existing portfolio of 22 surgery centers as well as pursue attractive acquisition and development opportunities,” said Mr. Winjum. “Our acquisition pipeline remains strong and the recently announced increase in our credit facility to $50 million further enhances our ability to execute our growth strategy and continue our growth momentum,” stated Mr. Winjum.

NovaMed acquires, develops and operates ambulatory surgery centers in partnership with physicians. NovaMed currently owns a majority interest in 22 centers located in 12 states. NovaMed’s executive offices are located in Chicago, Illinois.

As previously announced, NovaMed will hold a conference call to discuss this release at 10:00 a.m. Central Time on Wednesday, November 3, 2004. Investors can listen to the call over the Internet by visiting www.fulldisclosure.com or at NovaMed’s website at www.novamed.com. For those who cannot listen to the live broadcast, a replay will be available at these sites through December 2, 2004.

This press release contains forward-looking statements that relate to possible future events. These statements are based on management’s current expectations and are subject to risks and uncertainties, which could cause our actual results to differ materially from those expressed or implied in this press release. These risks and uncertainties relate to our business, our industry and our common stock and include: our ability to acquire, develop or manage a sufficient number of profitable surgical facilities, including facilities that are not exclusively dedicated to eye-related procedures; reduced prices and reimbursement rates for surgical procedures; our ability to maintain successful relationships with the physicians who use our surgical facilities; our future profitability could decrease because of existing agreements with physicians that may require us to sell additional equity interests in our ASCs at varying future intervals; the application of existing or proposed government regulations, or the adoption of new laws and regulations, that could limit our business operations and require us to incur significant expenditures; the continued acceptance of laser vision correction and other refractive surgical procedures; and demand for elective surgical procedures generally. Readers are encouraged to review a more complete discussion of the factors affecting NovaMed’s business and prospects in its filings with the Securities and Exchange Commission, including the company’s 2003 Form 10-K filed on March 29, 2004. Readers should not place undue reliance on any forward-looking statements. Except as required by the federal securities laws, NovaMed undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changing circumstances or any other reason after the date of this press release.

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CONTACT

Scott T. Macomber
Executive Vice President and Chief Financial Officer
(312) 664-4100
smacomber@novamed.com

NovaMed, Inc.
Condensed Consolidated Statement of Operations
(Dollar amounts in thousands, except per share data; unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2004	2003	2004	2003
Net revenue:
Surgical facilities	$12,890	$9,374	$33,382	$27,202
Product sales and other	4,504	5,000	13,716	14,693
Total net revenue	17,394	14,374	47,098	41,895

Operating expenses:
Salaries, wages and benefits	5,595	5,189	15,898	15,420
Cost of sales and medical supplies	4,207	3,400	11,444	10,192
Selling, general and administrative	3,620	2,945	10,133	8,774
Depreciation and amortization	572	665	1,888	1,960
Total operating expenses	13,994	12,199	39,363	36,346

Operating income	3,400	2,175	7,735	5,549

Interest (income) expense, net	62	(8)	64	(11)
Minority interest	1,485	700	3,415	1,955
(Gain) loss on sale of minority interests	64	188	(99)	73
Other (income) expense, net	5	(38)	(56)	(53)
Income before income taxes	1,784	1,333	4,411	3,585
Income tax provision	714	534	1,765	1,437

Net income from continuing operations	1,070	799	2,646	2,148
Net income from discontinued operations	-	1	594	5

Net income	$1,070	$800	$3,240	$2,153

Earnings per common share - diluted:
Earnings from continuing operations	$0.05	$0.04	$0.12	$0.10
Earnings from discontinued operations	-	-	0.02	-
Net earnings per diluted share	$0.05	$0.04	$0.14	$0.10

Shares used in computing diluted earnings per share	22,933	22,022	23,005	21,953

Selected Operating Data:

ASCs operated at end of period	22	17	22	17
Procedures performed during the period	16,071	11,786	41,644	33,242
Cash flow provided by operating activities	$3,225	$2,869	$5,402	$4,393
Cash flow used in investing activities	$(14,440)	$(818)	$(22,399)	$(1,841)
Cash flow provided by (used in) financing activities	$7,323	$47	$7,565	$(49)

	September 30,	December 31,
Balance Sheet Data:	2004	2003
Cash and cash equivalents	$2,416	$11,801
Accounts receivable, net	12,710	8,219
Working capital	9,819	16,892
Total assets	77,381	63,888
Long-term debt	7,386	74
Minority interest	7,989	5,841
Shareholders' equity	52,884	50,113